EXHIBIT 5.1

November 10, 2010

TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT  06518

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 600,000 additional shares of Common Stock, $.01 par value (the "Additional Shares"), of TransAct Technologies Incorporated, a Delaware corporation (the "Company"), issuable under the Company's 2005 Equity Incentive Plan (the "Plan").

We are familiar with the actions taken by the Company in connection with the adoption of this Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Additional Shares have been duly authorized and, when the Additional Shares have been issued and sold in accordance with the terms of the Plan, the Additional Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may only be used in connection with the offer and sale of the Additional Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP